Exhibit 10.2
TEMPLE-INLAND INC.
RESTRICTED STOCK UNITS AGREEMENT

EMPLOYEE:
DATE OF GRANT:
AWARD PERIOD
NUMBER OF RESTRICTED STOCK UNITS:

This Agreement is entered into between TEMPLE-INLAND INC., a Delaware corporation ("Temple-Inland") and the Employee named above, and is an integral and inseparable term of Employee’s employment as an employee of Temple-Inland or an Affiliate.  In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Temple-Inland and the Employee hereby agree as follows:

1.           Grant of Restricted Stock Units.  Subject to the restrictions, terms and conditions of this Agreement and the Plan Documents (as hereafter defined), Temple-Inland hereby awards to the Employee the number of Restricted Stock Units stated above.

2.           Governing Documents.  This Agreement and the Restricted Stock Units awarded hereby are subject to all the restrictions, terms and provisions of the Temple-Inland Inc. 2010 Incentive Plan (the “Plan”) and the Temple-Inland Standard Terms and Conditions for Restricted Stock Units dated __________________ (together with the Plan, the “Plan Documents”) which are herein incorporated by reference and to the terms of which the Employee hereby agrees.  Capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan Documents.

3.           No Stockholder Rights.  The Restricted Stock Units will be represented by a book entry credited in the name of the Employee and are not actual shares of Common Stock.  The Employee will not have the right to vote the Restricted Stock Units.

4.           Vesting.  Except as otherwise provided in the Plan Documents and subject to paragraphs 5 and 6 hereof, the Employee’s Restricted Stock Units covered hereby shall (to the extent not previously forfeited) vest as of the occurrence of a Vesting Date, as defined in Exhibit A hereto.

5.           Forfeiture Upon Separation from Service.  Except as provided in paragraph 6, upon the Employee’s Separation From Service prior to the earlier of the third anniversary of the Date of Grant or the occurrence of a Vesting Date, the Restricted Stock Units granted hereunder shall be forfeited.

6.           Effect of Retirement.  Notwithstanding paragraph 5 hereof, if the Employee incurs a Separation From Service prior to the earlier of the third anniversary of the Date of Grant or the occurrence of a Vesting Date by reason of Retirement, the Restricted Stock Units shall not be forfeited upon such Separation from Service, and shall be paid in accordance with, and subject to, the terms of paragraphs 7 and 8 hereof and the Plan Documents.

7.           Payment of Restricted Stock Units.  Subject to the terms and conditions hereof, Exhibits A and B hereto, and the Plan Documents, Temple-Inland will pay to the Employee, in shares of Common Stock, the vested Restricted Stock Units, plus an amount in cash equal to the cumulative dividends that would have been paid on the Restricted Stock Units from the Date of Grant had the Restricted Stock Units been actual outstanding shares of Common Stock as soon as practicable after the occurrence of a Vesting Date, but not later than ninety days after the Vesting Date (or, if earlier, March 15 of the calendar year following the Vesting Date), provided that if the Vesting Date occurs upon a Change in Control, payment shall be made not later than the fifth business day after the Change in Control.

8.           Recoupment of Unearned Compensation.  To the extent that the amount of any annual or long term incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a restatement of the Company’s financial statements, the Board in its sole discretion may require Employee to repay, and the Employee agrees to repay at the Board’s request, the excess of (i) any annual or long term incentive compensation that was paid to Employee on or after January 1, 2010 based on achievement of specified financial results, over (ii) the lower award that would have been paid based upon the restated actual financial results; provided, that the Company will not seek to recover annual or long term incentive compensation paid more than three years prior to the date the applicable restatement is disclosed. In addition to any other remedies the Company may pursue, if the Board determines that Employee’s fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), Employee agrees to repay at the Board’s request the excess of  (i) any annual or long term incentive compensation that was paid to Employee based on achievement of specified financial results, over (ii) the lower award that would have been paid based upon the restated actual financial results, regardless of how much time has elapsed since the date of such payment, and the Board may in its sole discretion cause the cancellation of Employee’s outstanding long term incentive awards.

9.           Stockholder Approval.  The Restricted Stock Units granted hereby are granted subject to approval of the Plan at Temple-Inland’s first annual stockholders meeting following the date of this Agreement, and if the Plan is not so approved by Temple-Inland’s stockholders at such stockholders meeting, the Restricted Stock Units shall be immediately cancelled and shall be void ab initio.

10.           Arbitration.  The Employee and Temple-Inland agree that this Agreement arises out of, and is inseparable from, the Employee’s employment with Temple-Inland or any of its Affiliates.  The Employee and Temple-Inland further agree to final and binding arbitration as the exclusive forum for resolution of any dispute of any nature whatsoever, whether initiated by the Employee or Temple-Inland, arising out of, related to, or connected with Employee’s employment with, or termination by, Temple-Inland or any of its Affiliates.  This includes, without limitation, any dispute arising out of the application, interpretation, enforcement, or claimed breach of this Agreement.  The only exceptions to the scope of this arbitration provision are claims arising under any written agreement between the Employee and Temple-Inland or its Affiliate that expressly provides that such claims are not subject to binding arbitration.  Arbitration under this provision shall be conducted under the employment dispute rules and procedures of either the American Arbitration Association or of JAMS/Endispute, according to the preference of the party initiating such arbitration.  Appeal from, or confirmation of, any arbitration award under this paragraph may be made to any court of competent jurisdiction under standards applicable to appeal or confirmation of arbitration awards under the Federal Arbitration Act.  This arbitration provision and related proceedings shall be subject to and governed by the Federal Arbitration Act.

11.           Miscellaneous.  The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan.  This Agreement shall be binding upon and inure to the benefit of Temple-Inland and its successors and assigns and shall be binding upon and inure to the benefit of the Employee and his or her legatees, distributees and personal representatives.  Temple-Inland and the Employee agree that the applicable Federal rate that is in effect on the date this Agreement is entered into shall be used for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.  By signing this Agreement, the Employee acknowledges and expressly agrees that the Employee has read the Agreement and the Plan Documents and agrees to their terms.  This Agreement may be executed by Temple-Inland and the Employee by means of electronic or digital signatures, which shall have the same force and effect as manual signatures.  This Agreement shall be governed by and construed in accord with federal law, where applicable, and otherwise with the laws of the State of Texas.

IN WITNESS WHEREOF, Temple-Inland has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has hereunto set his or her hand, all as of the Date of Grant written above.

TEMPLE-INLAND INC.
BY:
	Leslie K. O’Neal	Employee
Vice President & Secretary

Exhibit A

Vesting Date

Performance Goal

1.  Vesting Date: Vesting Date means, with respect to the Restricted Stock Units, the earliest of (i) the date the Committee certifies Temple-Inland’s achievement of the Performance Goal, (ii) the occurrence of a Change in Control, or (iii) the Employee’s death or Disability.  The Committee shall certify during _____ (but not later than ________) whether the Performance Goal has been achieved.

2. Performance Goal:  The Performance Goal for the Restricted Stock Units is Temple-Inland having either (i) an ROI of at least one percent (annualized) over the Award Period or (ii) an ROI over the Award Period that falls within the top three quartiles as compared to the Peer Group.

“Peer Group” means Abitibi-Bowater, Appleton Papers Inc., Boise Inc., Canfor Corporation, Caraustar Industries, Inc., Cascades Inc., Catalyst Paper Corporation, Domtar Inc., Glatfelter (P.H.) Company, Graphic Packaging, International Paper Company, MeadWestvaco Corporation, Mercer International Inc., Neenah Paper Inc., Newark Group (The) Inc., NewPage Corp., Packaging Corporation of America, Rock-Tenn Company, Smurfit-Stone Container Corporation, Temple-Inland Inc., Verso Paper, Wausau Paper Corp., and West Fraser Timber Co.; provided, however, that a company will be removed from the Peer Group if for any year during the Award Period (a) it ceases to be required to file either a Form 10-K or Form 40-F, or (b) less than 80% of its total revenues (as reported in Form 10-K or in the case of a Canadian company that does not file a Form 10-K, the Canadian company’s Form 40-F) are from either (i) paper manufacturing/conversion or (ii) lumber and panels.

For purposes of determining if Temple-Inland has an ROI of at least one percent, ROI means total segment operating income, less general and administrative expenses and share-based compensation and long term incentive compensation not included in segments, divided by beginning of year total assets less certain assets (assets held for sale, municipal bonds related to capital leases, financial assets of special purpose entities, discontinued operations, and acquisitions/divestitures on a weighted average basis) and current liabilities (excluding current portion of long-term debt).

For purposes of determining ROI as compared to the Peer Group, ROI means operating income, excluding Significant Unusual Items, divided by beginning of year total assets, excluding certain assets (assets held for sale, municipal bonds related to capital leases, financial assets of special purpose entities, discontinued operations, and acquisitions/divestitures on a weighted average basis), and less current liabilities (excluding current portion of long-term debt).  Significant Unusual Items are income items reported in the Form 10-K or Form 40-F that represent the recognition of income from multiple years’ activities in the current year (for example, gain on the sale or disposition of an asset, and refunds, rebates, settlements, and credits that represent recognition of income from multiple years’ activities).  An item will be included as a Significant Unusual Item only if it exceeds $1 million.

Exhibit B

Section 409A Payment Date in the Event of Certain Changes in Control

If, prior to the first day of the calendar year beginning immediately following the end of the Award Period, the Employee will have either (a) attained age 65 or (b) attained age 55 and completed at least five years of employment by Temple-Inland or any of its Affiliates (assuming that the Employee does not incur a Separation From Service prior to such calendar year), then the following shall apply:

Notwithstanding the provisions of paragraph 7 of the Agreement, if a Vesting Date occurs by reason of a Change in Control and such Change in Control does not constitute a “change in control event” (within the meaning of Treasury Regs. § 1.409A-3(i)(5)), payment of the Restricted Stock Units shall not be made as soon as practicable after such Vesting Date but shall instead be made as soon as practicable (but in all events within five business days) after the earlier of the Employee’s Separation From Service on or after the Change in Control (subject to paragraph 8 of the Temple-Inland Inc. Standard Terms and Conditions for Restricted Stock Units) or ____________.